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SUB-ITEM 77I      ACGIT 9/30/07 NSAR
Terms of new or amended securities

(a)      1) Ginnie Mae and Inflation-Adjusted Bond each modified the fee structure of the Advisor Class, effective 09/04/07.

         The funds approved a decrease of 25 basis points (0.25%) in the Rule 12b-1 fee charged by the
         Advisor Class while simultaneously approving an increase of 25 basis points in the unified management fee for the Class, resulting in no change to the total expense ratios. The decrease in the Rule 12b-1 fee and corresponding increase in the unified management fee are designed to move the fee for the provision of certain recordkeeping/administrative services from the Rule
         12b-1 fee to the unified management fee.  The recordkeeping/administrative services, which include the provision of recordkeeping and related services that would otherwise be performed by the Funds' transfer agent, may be performed by financial intermediaries or by the advisor or its affiliates.  In circumstances in which the recordkeeping/administrative services are performed by financial intermediaries, the advisor will pay such intermediaries all or part of the recordkeeping/administrative fee for performing the services.  The recordkeeping/administrative services, which will not change, do not encompass distribution-related services.  This modification will make the fee structure of the Advisor
         Class shares more consistent with the other share classes of the American Century Funds. Any reimbursement paid to financial intermediaries for the provision of recordkeeping/administrative services will now be paid out of the unified management fee received by the Advisor and not the Rule 12b-1 fee.

         The 25 basis point increase in the unified management fee is not expected to have any effect on the total expense ratio of the Advisor Class shares.  As previously noted, the 25 basis point increase in the unified management fee will be offset by a corresponding decrease of 25 basis points in the Rule 12b-1 fee.

         2) Government Agency Money Market, a series of the Registrant (the trust), liquidated its
         Advisor Class, during the period, effective 08/31/07

         3) Government Agency Money Market reclassified its Investor Class into Capital
         Preservation's, a series of the trust, Investor Class, during the period, effective
         08/31/07.

         The Investor Class shares of Government Agency Money Market were reclassified as Investor Class shares of Capital Preservation.  As a result of this reclassification, each holder of Investor
         Class shares of Government Agency Money Market became the owner of Investor Class shares of
         Capital Preservation, having a total net asset value ("NAV") equal to the total NAV of his or her Investor Class holdings in Government Agency Money Market on the date of the reclassification.

         The net asset value of a shareholder's investment in Government Agency Money market will not change as a result of the reclassification.  It is anticipated that there will not be any tax consequences as a result of the reclassification.


(b)      Ginnie Mae, a series of the trust, began offering Institutional and R Classes during the period, effective 09/28/07.

Each of the funds named on the front of this statement of additional information is a series of shares issued by the trust. In addition, each series (or fund) may be divided into separate classes.
Additional funds and classes may be added without a shareholder vote.

Each fund votes separately on matters affecting that fund exclusively. Voting rights are not cumulative, so that investors holding more than 50% of the trust's (i.e., all funds') outstanding shares may be able to elect a Board of Trustees. The trust undertakes dollar-based voting, meaning that the number of votes a shareholder is entitled to is based upon the dollar amount of the shareholder's investment. The election of trustees is determined by the votes received from all trust shareholders without regard to whether a majority of shares of any one fund voted in favor of a particular nominee or all nominees as a group.

Each shareholder has rights to dividends and distributions declared by the fund he or she owns and to the net assets of such fund upon its liquidation or dissolution proportionate to his or her share ownership interest in the fund. Shares of each fund have equal voting rights, although each fund votes separately on matters affecting that fund exclusively.

The Institutional Class shares are made available for purchase by large institutional shareholders such as bank trust departments, corporations, retirement plans, endowments, foundations and financial advisors that meet the fund's minimum investment requirements. Institutional Class shares are not available for purchase by insurance companies for variable annuity and variable life products.

The minimum initial investment amount is $5 million ($3 million for endowments and foundations). If you invest with us through a financial intermediary, this requirement may be met if your financial intermediary aggregates your investments with those of other clients into a single group, or omnibus, account that meets the minimum. The minimum investment requirement may be waived if you, or your financial intermediary if you invest through an omnibus account, have an aggregate investment in our family of funds of $10 million or more ($5 million for endowments and foundations). In addition, financial intermediaries or plan recordkeepers may require retirement plans to meet certain other conditions, such as plan size or a minimum level of assets per participant, in order to be eligible to purchase Institutional Class shares.

The R Class shares of the funds are made available to participants in employer-sponsored retirement plans and to persons purchasing through broker-dealers, banks, insurance companies and other financial intermediaries that provide various administrative, shareholder and distribution services. The funds'
distributor enters into contracts with various banks, broker-dealers, insurance companies and other financial intermediaries, with respect to the sale of the funds' shares and/or the use of the funds'
shares in various investment products or in connection with various financial services.

Certain recordkeeping and administrative services that are provided by the funds' transfer agent for the
Investor Class shareholders may be performed by a plan sponsor (or its agents) or by a financial intermediary for R Class investors. In addition to such services, the financial intermediaries provide various individual shareholder and distribution services.

To enable the funds' shares to be made available through such plans and financial intermediaries, and to compensate them for such services, the funds' Board of Trustees has adopted the R Class Plan. Pursuant to the R Class Plan, the R Class pays the funds' distributor 0.50% annually of the average daily net asset value of the R Class shares. The distributor may use these fees to pay for certain ongoing shareholder and administrative services (as described below) and for distribution services, including past distribution services (as described below). This payment is fixed at 0.50% and is not based on expenses incurred by the distributor.

The distributor then makes these payments to the financial intermediaries (including underwriters and broker-dealers, who may use some of the proceeds to compensate sales personnel) who offer the R Class shares for the services, as described below. No portion of these payments is used by the distributor to pay for advertising, printing costs or interest expenses.

Payments may be made for a variety of individual shareholder services, including, but not limited to:
(a)  providing individualized and customized investment advisory services, including the consideration of shareholder profiles and specific goals;
(b)  creating investment models and asset allocation models for use by shareholders in selecting appropriate funds;
(c)  conducting proprietary research about investment choices and the market in general;
(d)  periodic rebalancing of shareholder accounts to ensure compliance with the selected asset allocation;
(e)  consolidating shareholder accounts in one place; and
(f)  other individual services.

Individual shareholder services do not include those activities and expenses that are primarily intended to result in the sale of additional shares of the funds.

Distribution services include any activity undertaken or expense incurred that is primarily intended to result in the sale of R Class shares, which services may include but are not limited to:

(a)  paying sales commissions, on-going commissions and other payments to brokers, dealers, financial institutions or others who sell R Class shares pursuant to selling agreements;
(b)  compensating registered representatives or other employees of the distributor who engage in or support distribution of the funds' R Class shares;
(c)  paying and compensating expenses (including overhead and telephone expenses) of the distributor;
(d)  printing prospectuses, statements of additional information and reports for other-than-existing shareholders;
(e)  preparing, printing and distributing sales literature and advertising materials provided to the funds' shareholders and prospective shareholders;
(f)  receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports;
(g)  providing facilities to answer questions from prospective shareholders about fund shares;
(h)  complying with federal and state securities laws pertaining to the sale of fund shares;
(i)  assisting shareholders in completing application forms and selecting dividend and other account options;
(j)  providing other reasonable assistance in connection with the distribution of fund shares;
(k)  organizing and conducting of sales seminars and payments in the form of transactional and compensation or promotional incentives;
(l)  profit on the foregoing;
(m)  paying service fees for providing personal, continuing services to investors, as contemplated by the Conduct Rules of the NASD; and
(n)  such other distribution and services activities as the advisor determines may be paid for by the funds pursuant to the terms of the agreement between the corporation and the funds' distributor and in accordance with Rule 12b-1 of the Investment Company Act.

Your ability to purchase, exchange, redeem and transfer shares will be affected by the policies of the financial intermediary through which you do business.
Some policy differences may include
*  minimum investment requirements
*  exchange policies
*  fund choices
*  cutoff time for investments
*  trading restrictions

In addition, your financial intermediary may charge a transaction fee for the purchase or sale of fund shares. Those charges are retained by the financial intermediary and are not shared with American
Century or the fund. Please contact your financial intermediary or plan sponsor for a complete description of its policies. Copies of the fund's annual report, semiannual report and statement of additional information are available from your financial intermediary or plan sponsor.

The fund has authorized certain financial intermediaries to accept orders on the fund's behalf. American
Century has selling agreements with these financial intermediaries requiring them to track the time investment orders are received and to comply with procedures relating to the transmission of orders.
Orders must be received by the financial intermediary on the fund's behalf before the time the net asset value is determined in order to receive that day's share price. If those orders are transmitted to
American Century and paid for in accordance with the selling agreement, they will be priced at the net asset value next determined after your request is received in the form required by the financial intermediary.

Unless otherwise specified below, the minimum initial investment amount to open an account is $2,500.
Financial intermediaries may open an account with $250, but may require their clients to meet different investment minimums.

There is a $50 minimum for subsequent purchases. However, there is no subsequent purchase minimum for financial intermediaries or employer-sponsored plans, but financial intermediaries may require their clients to meet different subsequent purchase requirements.

Your redemption proceeds will be calculated using the Net Asset Value (NAV) next determined after we receive your transaction request in good order.
     A fund's net asset value, or NAV, is the price of the fund's shares.

However, we reserve the right to delay delivery of redemption proceeds up to seven days. For example, each time you make an investment with American Century,there is a seven-day holding period before we will release redemption proceeds from those shares, unless you provide us with satisfactory proof that your purchase funds have cleared. For funds with CheckWriting privileges, we will not honor checks written against shares subject to this seven-day holding period. Investments by wire generally require only a one-day holding period. If you change your address, we may require that any redemption request made within 15 days be submitted in writing and be signed by all authorized signers with their signatures guaranteed. If you change your bank information, we may impose a 15-day holding period before we will transfer or wire redemption proceeds to your bank. Please remember, if you request redemptions by wire, $10 will be deducted from the amount redeemed. Your bank also may charge a fee.  In addition, we reserve the right to honor certain redemptions with securities, rather than cash.

If, during any 90-day period, you redeem fund shares worth more than $250,000 (or 1% of the value of a fund's assets if that amount is less than $250,000), we reserve the right to pay part or all of the redemption proceeds in excess of this amount in readily marketable securities instead of in cash. The portfolio managers would select these securities from the fund's portfolio.

We will value these securities in the same manner as we do in computing the fund's net asset value. We may provide these securities in lieu of cash without prior notice. Also, if payment is made in securities, you may have to pay brokerage or other transaction costs to convert the securities to cash.

If your redemption would exceed this limit and you would like to avoid being paid in securities, please provide us with an unconditional instruction to redeem at least 15 days prior to the date on which the redemption transaction is to occur. The instruction must specify the dollar amount or number of shares to be redeemed and the date of the transaction. This minimizes the effect of the redemption on a fund and its remaining investors.

If your account balance falls below the minimum initial investment amount forany reason other than as a result of market fluctuation, American Century reserves the right to redeem the shares in the account and send the proceeds to your address of record. Prior to doing so, we will notify you and give you 90 days to meet the minimum. Please note that you may incur tax liability as a result of the redemption.

A signature guarantee - which is different from a notarized signature - is a warranty that the signature presented is genuine. We may require a signature guarantee for the following transactions.

*  You have chosen to conduct business in writing only and would like to redeem over $100,000.
*  Your redemption or distribution check, Check-A-Month or automatic redemption is made payable to someone other than the account owners.
*  Your redemption proceeds or distribution amount is sent by EFT (ACH or wire) to a destination other than your personal bank account.
*  You are transferring ownership of an account over $100,000.
*  You change your address and request a redemption over $100,000 within 15 days.
*  You change your bank information and request a redemption within 15 days.

We reserve the right to require a signature guarantee for other transactions, at our discretion.

Investment instructions are irrevocable. That means that once you have mailed or otherwise transmitted your investment instruction, you may not modify or cancel it. The fund reserves the right to suspend the offering of shares for a period of time and to reject any specific investment (including a purchase by exchange). Additionally, we may refuse a purchase if, in our judgment, it is of a size that would disrupt the management of the fund.

We reserve the right to change any stated investment requirement, including those that relate to purchases, exchanges and redemptions. We also may alter, add or discontinue any service or privilege.
Changes may affect all investors or only those in certain classes or groups. In addition, from time to time we may waive a policy on a case-by-case basis, as the advisor deems appropriate.

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